EXHIBIT 10N

                         FIRST ADDENDUM TO FEE AGREEMENT
                               WITH MICHAEL MANSON

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                                 MICHAEL MANSON
                           An Accountancy Corporation
                           CERTIFIED PUBLIC ACCOUNTANT
                         15615 Alton Parkway, Suite 260
                            Irvine, California 92718
                                  -------------
                       (714) 753-0690 Fax: (714) 753-0174

                                December 11, 1996

NONA MORELLI'S II, INC.
2 Park Plaza, Suite 470
Irvine, California 92714

         RE: First Addendum to Fee Agreement dated April 18, 1995 with Nona Morelli's II, Inc.

Gentlemen:

         This letter will serve as the First Addendum to me Fee Agreement with Nona Morelli's II, Inc. ("NONA") dated April 18, 1995. Based upon the current amounts due from the Company for professional services rendered to date and upon projected billings through March 31, 1997 the number of shares of Nona's stock previously issued for my services is insufficient.

         As a result Nona agrees as soon as reasonably practicable to register an additional 25,000 shares of stock in a Form S-8 Registration Statement at its own expense and deliver such stock to me for sale and application of the net proceeds against the balance for services rendered to date and projected fees and costs through March 31, 1997.

         If the foregoing is agreeable, please indicate Nona's approval by dating and signing below and then promptly return an original to me. The second duplicate original enclosed herewith is for your files.

                                        Sincerely,

                                        /s/  Michael Manson
                                        ---------------------------------------
                                             Michael Manson

APPROVAL AND ACCEPTANCE

READ AND ACCEPTED THIS 11th day of December, 1996.

NONA MORELLI'S II, INC.
a Colorado corporation

By:  /s/  Fred G. Luke
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Name:     Fred G. Luke
Title:    Chief Executive Officer